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The information below relates to the previously announced business combination (the “business combination”) between Forum Merger III Corporation (“Forum”) and Electric Last Mile, Inc. (“ELM” or “ELMS”), and is being filed herewith as soliciting material.

The following communication was shared by ELM on its Twitter, Facebook and LinkedIn pages on February 24, 2021:

Electric Last Mile Solutions @ELMSolutions · 6h

#CEO James Taylor sat down with @JulianKlymochko and @M_Kesslering from the Absolute Return Podcast. Click the link to listen! @AccelerateFT 🎙👇

open.spotify.com/episode/1XTlzC...

PODCAST
Episode 118: Leadership Chat:
Electric Last Mile Solutions CEO
James Taylor

The following communication was shared by ELM on its Twitter, Facebook, LinkedIn and Instagram pages on February 24, 2021:

Electric Last Mile Solutions @ELMSolutions · 1h

"Pairing ELMS' integration engineering expertise with JJE and CATL's technologies will help us to ensure that our last mile fleet customers are provided with leading and reliable electric powertrain technologies to power their businesses."

businesswire.com/news/home/2021...

#ELMS

ELECTRIC LAST MILE, INC. ANNOUNCES STRATEGIC PARTNERSHIPS FOR THE URBAN DELIVERY ELECTRIC POWERTRAIN SYSTEM

The following communication was shared by ELM on its Twitter, Facebook and LinkedIn pages on February 17, 2021.

Electric Last Mile Solutions @ELMSolutions · Feb 17

TOMORROW: Watch our #CEO, James Taylor LIVE on @Autoline After Hours @ 3PM ET. Follow the link below to enjoy!

youtube.com/watch?v=JvqcrK...

AUTOLINE
After Hours
SPECIAL GUEST
JAMES
TAYLOR
WATCH LIVE 2/18/21 3-4 PM ET

ELMS: Electric Last Mile Solutions

808 followers

6d •

TOMORROW: Watch our #CEO, James Taylor LIVE on @Autoline After Hours @ 3PM ET. Follow the link below to enjoy!

https://lnkd.in/gDw58fv

AUTOLINE
After Hours
SPECIAL GUEST
JAMES
TAYLOR
WATCH LIVE 2/18/21 3-4 PM ET

On February 18, 2021, James Taylor, the Chief Executive Officer of ELM participated in an interview with Autoline After Hours, during which they discussed the business combination. Below is a transcript of the interview.

Autoline After Hours Interview Transcript

John McElroy, Autoline

Let’s bring in our special guest for today, Jim Taylor from Electric Last Mile Solutions. Hello, Jim.

James Taylor, Electric Last Mile, Electric Last Mile

Good afternoon, John.

John McElroy, Autoline

How you doing?

James Taylor, Electric Last Mile, Electric Last Mile

Great.

Christie Schweinsberg, Autoline

Hi, Jim.

John McElroy, Autoline, Autoline

We got so much to talk about on ELMS, but I’m going to ask the first question here. Isn’t this the company that started out as SF Motors and later became Seres, and is now ELMS? Can you walk us through a thumbnail, not long, just a little bit of the history of how you came to be head of ELMS?

James Taylor, Electric Last Mile

Sure. Yes, I’ll try to give you the shortest version possible, but you’re right, the chronology is correct. SF Motors landed on the West Coast, San Francisco, 2016, bought the ex—I’ll come back to that—Hummer plant in Mishawaka, Tennessee—excuse me, Indiana, and then, in addition, set up a large engineering office out in San Francisco to get going into the soon to be car business. Fast-forward, decided to pivot outside of SUVs and into, instead, commercial vehicles. I arrived during that period of time and helped them come to that conclusion, with my background in the car business, basically the function of how expensive it is to get into the car business, to penetrate the consumer brand business the passenger side.

Anyway, pivoted into the commercial vehicle business, and then, as we started going down to the sort of fund-raising stage of that and approached the normal suspects, private equity, banking, and things like that, to fund the business, along came SPACs. And it looked like that appeared to be a much, much better use of capital, in the sense of speed to market, availability of cash pretty much immediately, the advantages that a SPAC would bring to the business, so we set up an independent company, so-called carve-out, spun out this ELMS. Another fellow in Detroit and I started the company as co-founders, established that, was able to acquire the assets from SF Motors, so it’s no longer SF, no longer any investment from their side, and then this independent entity that we have is the one that we are SPACing with, emerging with for a merger. Is that short enough?

John McElroy, Autoline

No, that’s good, and I like the new term “SPACing”.

James Taylor, Electric Last Mile

It’s a popular sport these days.

Gary Vasilash, Autoline

So, James, tell us about the approach you’re taking. You say commercial vehicles rather than consumer vehicles. What are these things and what is the technology that you got from SF Motors that you’re bringing to bear on this?

James Taylor, Electric Last Mile

Right. Well, I think, Gary, the simplest way to describe them is—funny how we all use the term mini-van, because that came to mean maybe the Chrysler Pacifica, or something, in the famous sense of the word “mini-van,” but these are the smallest so-called Class 1 delivery vans, and you don’t see too many of them on the road, but once you start looking for them, you’ll see them. You see one on the screen here. But, basically, the size of the Ford Transit Connect or the Ram Promaster City, so that the smallest version have a cubic volume of about 125 cubic feet that they carry. You might see these at FedEx local depots, but they truly are sort of a shuttle vehicle, maybe cable vans, so you now have Verizon and AT&T show up, Johnson Controls, doing repairs to HVAC, things like that. So, that’s the class of vehicle, that’s the size of vehicle that we’re going to be building in our plant in Indiana. Fortunately, for us, that’s part of our whole story, the only entry, at least so far, announced into this Class 1 space that’ll be fully electric and servicing that industry.

As you probably know, by personal experience, all of this, when I start down sort of the track of is there a market there or not, this was the easiest one for all of us to understand. You probably open up your front door every day and how many boxes are there, three or five? It’s not a matter of if there are boxes. And that whole industry is under huge pressure, right, to come up with enough hardware to be able to service all those deliveries in all shapes and forms, whether it’s from the big companies, like UPS or FedEx, or down to the small personal drivers that are filling in the voids on weekends for these companies, but there’s an enormous uptick, of course, in e-commerce, and then, unfortunately, compliments of COVID, even more pressure on that space to deliver these products, so there’s a huge amount of demand in this segment for these vans, and as you know, GM and Ford have announced the next segment up with Transit and their BrightDrops, as well, to try to feed into that demand that’s being created by e-commerce.

Christie Schweinsberg, Autoline

James, I saw your van has a 150-mile range. How did you—that says to me many miles, not last-mile. So, how did you settle on that, on that range?

James Taylor, Electric Last Mile

Yes, that’s a good one, Christie, because all of us, let’s say, being kind of pre-calibrated from the car side of the business and sort of this race for 300, 350, 400 maybe even, miles that normal consumers that are driving their passenger vehicles are trying to match up somewhat with gas—as you guys know, gas ranges—and then also offset the range anxiety. The advantage of being in the commercial space is—as you probably know, these vehicles, when they leave their routes in the morning, they’re mostly pre-programmed, they know exactly how far they’re going to do, so, ironically, it’s a perfect use for electric vehicles, because there can’t be any range anxiety. You know exactly when they leave in the morning they’re going 30 miles, 50 miles, 70 miles. In fact, the data recorders we have on this vehicle, and using industry sources, says that these small ones, these Class 1 vehicles, are really only traveling 40 to 60 miles in their route every day. So, the 150 miles is really the mathematics that comes with a 42-kilowatt battery, the size of this vehicle and ~~the~~ weighted it lands at 150, but it’s far in excess of actually what the duty cycle is for these vehicles in the commercial space.

John McElroy, Autoline

Jim, there’s all kind of shortages in the auto industry right now, the computer chip one, but there’s also talk of maybe a battery shortage, as well. How locked in are you in making sure you’re getting the supplies, or will be getting the supplies that you need?

James Taylor, Electric Last Mile

Yes, John, we’re aligned with CATL, a huge battery manufacturer, first or second largest in the world, and they’re adding capacity at the battery cell level, as well as the pack level. They have a new installation, also, going right now in Germany. We’ve locked in a long-term contract with them with all of our volumes in the forecast and our business plan up 100,000 units, so we’re protected on the supply side with our contract with CATL.

Gary Vasilash, Autoline

James, is this vehicle purpose-built or is this a modification of an existing product?

James Taylor, Electric Last Mile

It’s, I’d say, Gary, more on the modification side. This current vehicle is, as we speak, on the roads in Asia and delivering product, so it’s acting in its commercial capacity. What we have to do, of course, in bringing here to the U.S. is a lot of adaptation, modification, as you called it, and that’s primarily in the safety area, because the crash regulations, the equivalent of NHTSA there, is equivalent to the EC, so trying to use the EC regs, and the U.S., of course, uses NHTSA. So, we have to adapt the crash front-end impact, airbag performance system to meet NHTSA’s requirements. That’s the main modification to it.

But, on top of that, our business model is different, it’s unique, than the OEMs, the other manufacturers. As you can imagine, these vehicles are being given out to businesses, and in the business-to-business environment each of the usages of these vehicles by the ultimate customer is different. Now, maybe all Verizon vehicles are similar to AT&T, but if you go all way from a private contractor, a plumber or a florist, you know, a caterer all the way up to these large volumes of the cable companies, the insides of these are typically outfitted with the adaptations that are needed for that business. That goes through, as again you may know, a whole ring of aftermarket suppliers that are outside the four walls of the assembly plants, typically, and then on it goes to the distribution and dealers and fleets, and things.

In our particular case, we’ve arranged, and have contracts in place, with upfitters to come inside our plant. We have plenty of room in our plant in Indiana. A slight point of difference for us is that we’ll be able to do those adaptations inside the plant as the vehicle is being built, so when it leaves the doors of our plant, it’ll be going straight to the customer in its final form.

So, that’s the primary areas, Gary, of adaptation, would be the crash and impact adaptations, kind of invisible, really, behind the front bumper, and the seatbelts and airbags, and then the inside of the van adaptations, which is kind of normal and a requirement in this business.

Christie Schweinsberg, Autoline

James, you mentioned some of your competitors. This area looked like white space recently and now everybody’s getting into it.

James Taylor, Electric Last Mile

Very true.

Christie Schweinsberg, Autoline

So, how do you feel about all the competition in the commercial EV sector now?

James Taylor, Electric Last Mile

Well, I think, on the one hand, Christie, especially when you’re out raising capital, there’s one side of this that’s more the merrier, because it validates the space. As you’re convincing investors to invest and they see this many people coming into the space, then they know that’s a little bit more, I’d say, comfort to them that there is demand there and that there’s a legitimate market, and that we can be successful. The other side is competition, and from that standpoint, again, being the only entrant so far in this Class 1 space, and we plan to be in market by the end of this year, we’ll have at least a little first-mover status and some time before the other manufacturers decide to come down there, or maybe they don’t.

Large manufacturers, of course, as you know, have to allocate their total capital spending across an entire portfolio, and you see, in GM’s and other people’s case, you have to defend your home turf and your margins, so you’re going to go to pickup trucks, large trucks first, and then medium trucks, and then who knows if they’ll even come to small vehicles like these. For instance, GM, as you know, got out of the small van business years ago and don’t have an entry even in that. Both Ford and FCA bring theirs in from overseas, they aren’t built here.

So, I’m not sure how long that space will stay open, but we definitely will have first-mover status.

John McElroy, Autoline

Jim, I want to ask you about sales and service. How are you going to get to market and how are you going to wholesale or retail these things, and then service them? Tesla’s been lucky. It really doesn’t have enough service centers and the customers don’t mind if they have to flatbed it. If you’re in Michigan, you’ve got to flatbed it to Ohio to get it worked on. Fleet customers will not stand for that.

James Taylor, Electric Last Mile

Correct.

John McElroy, Autoline

So, how do you make sure these things stay up and running?

James Taylor, Electric Last Mile

It’s kind of a complicated question to answer, so I’ll give you the most brief version ~~again~~ I can, but it’s worth it for a second, because if you look at the nature of the business, some of these are large companies, of course, ~~and~~ the fleet businesses may have hundreds of vehicles in one location.

One of the first answers is (a) electric vehicles are much simpler to maintain, right? It’s already met a record. It’s 40% to 60% less warranty, less defects, less things to go wrong, less moving parts, so the overall service requirement is much less than gas vehicles of today.

The second is a lot of that is software, so you can do it, as Tesla does, over-the-air, as opposed to going to a physical location for kind of a dealer repair, let’s call it.

A third is, because they’re commercial vehicles, a lot of these locations really are just looking for warranty authorization. They have the techs, they’re in large garages, they don’t mind doing the repair themselves. They just have to have a way to submit the warranty claims and get them paid. So, we’ve had requests from our customers just to authorize them to be the service center if they have high enough volumes.

Then, I’d say a fourth line of resistance are the traditional dealers that are there that—as you may know, in the overall population of dealers, there’s a subset of these dealers that also have parallel lines and focus in a major way on commercial sales, and so they have setups already and have great relationships with the commercial customers to do their work for them.

The last is sort of a backup for looking at companies that have nationwide coverage, companies like Goodyear, that have service centers all over, that could be sort of final point of resistance.

So, our approach, John, as we call it, is a multiple channel approach, as opposed to picking one and thinking that will satisfy all our needs.

Gary Vasilash, Autoline

All right, I’ve got a three-parter for you. I’m pulling an Eisenstein. First of all, MSRP; second, are you taking reservations for this vehicle; and third, if so, looking back at your previous career in the consumer world, did you ever imagine that cars would have people lining up to buy them, the way this world seems to be now?

James Taylor, Electric Last Mile

Great, great. Okay, first, I’ll take “A” for 10, Gary. On the first one, $32,500, so that net lands us at $25,000. So, $32,000-ish opening MSRP, somewhere between $30,000 and $32,000. We’re finishing that off. Basically, working backwards, after the federal tax credit, that means $25,000. The reason for that is so that somebody that’s considering purchasing this hardware today, spending $25,000 for the Ford Transit Connect, Promaster City, I’ll just keep using those, that means we’re equal and at parity going in. If you’re a fleet manager, your number one criteria is total cost of ownership, and total cost, there’s two components: one is how much do I have to pay for it and the second component is, of course, how much does it take to operate this vehicle day-to-day.

Historically, when I was at Workhouse years ago, we had to go in and try to convince these fleet managers that, “Look, buy this and like three or four years from now, after you start saving some money, you’re going to breakeven.” That’s a tough sell if you’re managing an investment of hardware inside a company. With this proposition now at parity, there’s no premium from day one. Then, your ongoing savings operates out to give them net/net about a 35% reduction in total cost of ownership, if you take both those factors into play. So, landing at $25,000 was important for us to really show that there was no premium to have to be paid and then convince yourself into some sort of a trade-off.

Then, third, yes, this definitely is the way, this side of the business works and—I’ll give you two answers, Gary, to your third question, which is coming from the retail side, where you’ve got to sell them, unfortunately, like one at a time is painful, and even though you get a hot brand once and while, most of your life is spent pushing ones that aren’t selling, not trying to reserve things. Not everything’s a Corvette, or something, where you get the luxury of people lined up at the door.

But, you’re right, in this side of the business and in this area, where today, literally, there’s nothing on the shelf, zero, there are no electric vehicles, so, fortunately, the newcomers into this space, whether it’s Rivian and Amazon just comes in and says—writes a huge check—”I’ll take him all,” that makes a business a lot simpler than having to do like the passenger side, where you come out and try to sell them one at a time. And, you know Lordstown is in the same boat, they have a huge order bank. We have over 30,000 also stacked up, reservations from customers that, you know, “sign me up,” “sign me up.”

So, that’s a nice place to start business from two standpoints. One, it takes the, I’ll call it, pressure off the sales organization or requirement for me to staff up a huge organization, but also, from an investment standpoint, that’s where it comes back to if you’re a startup, to be able to attract capital. If they look at that order bank as a certain number minus a percentage of loss, and you walk in with $1 billion of presales, that validates your first two or three years of business, and that, of course, reduces the risk. So, the preorders are very, very valuable, of course, also for the investors with looking at the company and deciding whether they want to invest or not.

Christie Schweinsberg, Autoline

James, we saw General Motors with the BrightDrop announcement talk about some secondary products, like they have this e-pallet. Are you considering, or do you have coming, similar products?

James Taylor, Electric Last Mile

Yes, thanks, Christie. Definitely. In this, I’d say oversimplified, but if I put this into three components, one is the hardware and making sure that we had, of course, reliable, but also this price point that we talked about, the range, things like that. The second component is the upfitting I mentioned, that’s an absolute requirement, that’s just price of entry, have to have a solution either inside, as we’re going to do it, or outside, but the third is the data and the data systems. Unlike the retail business where—I’d say Tesla has done a pretty good job, obviously, with their app and their connectivity, and having customers be able to monitor their vehicles. Likewise, the fleet people have been doing that forever. They mandate monitoring systems that require certain minimum amounts of data that come to them on a daily basis, so they can improve the efficiency, monitor their drivers, etc. So, yes, we have a whole data suite available. We’ve partnered with a very, very large data company, named Geotab, that’s providing us initially that service, to ensure that we’re meeting customer expectations, haven’t missed anything, and can start up quickly, but then we’ll also building all our own in-house like, the over-the-air, OTA, updates, and things, will all be done, software, by us, as well. So, long answer to the answer of yes.

John McElroy, Autoline

Jim, I’m blown away by your price, I had no idea, $32,000, $25,000 net of incentives. I think you’re going to have EV fanatics wanting to go out and buy your van just on the price point. It’s going to be one of the cheapest EVs out there.

James Taylor, Electric Last Mile

Yes, well, John, and that’s—again, a little bit of an explanation. These vehicles sell in Asia for $15,000. If you bring those all the way over, pay the tariffs, unfortunately, but then go through all of this, add the costs that we have for the adaptations, you still land with—I’m talking from an investor standpoint—with a healthy margin and able to hit a $32,000 price point. The secret sauce behind that is how low-cost this hardware is, as they—unfortunately, for us, I’d say, in the U.S.—engineer to much, much lower cost point, a much, much lower bill of material point, and so we’re able to take advantage of that and yet adapt it to the U.S. market.

John McElroy, Autoline

In your plan, how much are you actually going to manufacture? I mean, are you doing to be doing stampings here, the body shop, the whole thing, or are you just bringing in rollers, as it were, and fitting them out?

James Taylor, Electric Last Mile

Yes, let’s start from the top down. You’re right, we’re bringing the body-in-whites, let’s call it. It’s sort of the commodity, but that means we don’t have to stamp, don’t have to paint, don’t have to weld, so it can go straight into assembly, but all of the so-called skateboard, chassis, whatever you want to call the bottom half, all the electrification, we’ll be locally sourcing and doing here. So, that’s about two-thirds of the bill of material, if you add together the motor, the battery and the power electronics. But, the upper half, the top half, let’s call it, the body-in-white, windshield, glass, instrument panel, commodities, would be brought in from overseas, from Asia, as part of the donor. So, it’s about two-thirds of the value of the vehicle we have here domestically, and then all the labor, of course, in the general assembly or the final assembly at the plant. So, all in, 60%, 70% is domestic, maybe 30%, 40% is imported.

Gary Vasilash, Autoline

Tell us about the performance of the motor and what sort of battery system are you using for this vehicle?

James Taylor, Electric Last Mile

Yes, the battery system, actually, is this one I mentioned from CATL, is virtually identical to the—I say that word, so I have lots of lawyers helping me out these days—to the Tesla Model 3 made in Shanghai. So, it’s the same chemistry, it’s the same battery system, same approach that they’re using. It is the single-cell-type approach. I’m not supposed to reveal too much on that front quite yet, but that’s the battery system, and, again, the advantage is that we need such a small battery, Gary.

If you think of also—I guess, John, back to your economics and how can we hit that price point—if you’re on the car side and you need to, I don’t know, like test 100-ish battery size times $175 to $225 to $300-ish for kilowatt hours, all of a sudden you have a $25,000, $30,000 battery, how are you going to hit a low purchase price for the vehicle. The advantage here, with only a 42-kilowatt battery, at the prices that they’re coming down to now, a battery doesn’t eat you alive as far as the bond cost to initiate the vehicle and gives us still ample range.

The power, the motor is a 100-kilowatt motor. It’s a shelf motor that a company called JJE makes, a very large motor manufacturer. They’re a supplier, also, to FCA. They’ll be making those domestically, also, here in the U.S.

So, that’s the basics of the system, Gary.

Gary Vasilash, Autoline

Have you driven one?

James Taylor, Electric Last Mile

Yes, we have one right here. Happy to have you come up and drive it, if you like. We have a brand new office we just took over at Crooks and Square Lake and—well, you’ll see it on the video. You guys were running some B-roll of the vehicle. As we’ve got these early reservations from our customers, as a follow-up was a trip to the plant to see that, and then also a test drive in the vehicle, to get them comfortable with what they were getting.

Another advantage in motor performance—I’ll just go back there for a second—is these drivers aren’t trying to set three-second records, like the passenger space, and brag about how fast they can get from stop light to stop light, they’re very pragmatic and value-based, so they don’t have to have over-sized motors and incredible performance to meet the customer expectations in this segment.

Christie Schweinsberg, Autoline

What about the charging infrastructure equation? Do you have any deals or partnerships with infrastructure providers’ charging networks to help your customers get up and running?

James Taylor, Electric Last Mile

Yes, I’ll give you the straight-up answer, Christie, no. Back, initially, as we were going into this business was are we going to—you know, is that going to be a requirement, are we going to need to get into that and partner with somebody. I’d say, fortunately, this is an overlap of a lot of businesses all coming to market at once. Some of the SPACs, as you probably know, are also in the same space. But, the feedback from the customers were that they’re, of course, not going to be dedicated to a single model. As they move to a much higher percentage of their fleets being electrified and buying multiple models, they have to solve their own individual circumstances on their own with either their local utilities, even with the facilities they’re in whether they need external power, which companies that they want to go with, which incentives that they can get. So, pretty much, universally, the feedback we got is, you know, “We’ve got that. You’ve got yours, we have ours, and we’ll take care of it.” But, we haven’t seen the demand or the expectation from the customer side to solve that for them.

John McElroy, Autoline

Jim, we’re getting down to the last part of this segment, but two topics. Number one, the Twitter universe wants to know when is the SPAC going to happen.

James Taylor, Electric Last Mile

I’d like to know, too.

John McElroy, Autoline

Okay.

James Taylor, Electric Last Mile

Well, I can give you some norms, but if you break it down into big, large pieces, we filed our initial intent to merge, filing, it was December 10, with our SPAC partner, we filed our proxy Tuesday, that’s the second big step, and then the third big one is the actual closing. So, some place, just if you look at averages—not in our case, but just to give you industry norms—it’s typically inside six weeks, outside three months, but two to three months after you’ve filed your proxy, then you get to go public. So, we’re somewhere in that bandwidth with the rest of the companies that go through the same process.

John McElroy, Autoline

Okay, and the last thing I’d like you touch on is—you’ve got a very interesting career. You spent a lot of time at General Motors in purchasing, you ran Cadillac, you ran Hummer. Now, you’ve got start-up experience. You were at Karma, you were at Workhorse, and now you’re at ELMS. What kind of advice would you give to anybody else out there in the auto industry, career-wise, as to whether they should consider going with a start-up or not?

James Taylor, Electric Last Mile

Yes. Well, I’m a little bit biased right now, but I’d highly recommend it. On the other end, John, what you mentioned is true, is that one of the reasons that I kind of got into this start-up business, you accumulate a lot of incredible knowledge very quickly in the big companies, too, so I’ve seen both extremes. Some of these younger folks start only in the start-up world and you can’t collect as much experience as you can with coming from, in my case, very fortunately, the General Motors routes, and then all of the different, as you said, assignments I was able to do through the years and collect that experience. It’s different in a start-up. On the other hand, a start-up is a lot more thrilling, it’s a lot more stressful, you’re living paycheck to paycheck, and there’s lot more demands. Especially, for young people, you can get a four-or five-hat job, instead of just one narrow little slice, as you do in the big companies. That’s why I was happy to bring this back to the Detroit area.

As you know, most of these EV start-ups are heading out to the West Coast. That’s fashionable, to be starting there. It looks better for the investors and things. But, I saw no reason to do this right here. In the middle of Detroit, there’s plenty of talent, in fact, way more talent than there are even in those locations, and we’re ramping up quickly right now, so we are looking for lots of folks to join us and staff up here in Detroit.

John McElroy, Autoline

Okay, the word’s out. Anybody looking for a job, call ELMS. Jim, we’re going to have to wrap it up, but I really appreciate your time today. This is very interesting. It’s going to be lot of fun watching how you grow the company.

James Taylor, Electric Last Mile

Thanks, John, Gary, Christie.

John McElroy, Autoline

Good seeing you again.

James Taylor, Electric Last Mile

Thanks very much.

Christie Schweinsberg, Autoline

Bye James.

John McElroy, Autoline

Okay, we’re going to take a quick commercial break right now. We’ll be back in just 30 seconds.

The following communication was shared by ELM on its LinkedIn, Facebook and Twitter pages on February 15, 2021:

Electric Last Mile Solutions @ELMSolutions · Feb 15

• High Demand, Low Supply •

Demand for electric last mile vehicles has never been higher and the supply has been nonexistent. #ELMS is poised to deliver the first Class 1 electric last mile vehicle in the U.S. market. Customers need it now!

#forthecustomer #supplyanddemand

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Transcript of video in post:

Jim Taylor (CEO): What we’re hearing form the customers is first, where have you been? Second is, when can I have one? I need it now. How soon are you going to launch and how many can I have?

Justin Prann (Chief Revenue Officer): In any other life I’ve lived within sales, you’re clawing for those sales. This is a very different approach. We are nearly over capacity at our build schedule at the plant.

Jim Taylor (CEO): As opposed to trying to look for sales, we’re actually in a great position where, to be honest with you, we have too much demand and figuring out ways we can supply that and bring our production dates even earlier. It’s a testament to not only our business plan but also to this class, so this class is underserved. The demand far outpaces the supply for the EVs in class 1.

The following communication was shared by ELM on its LinkedIn, Facebook, Twitter and YouTube pages on February 15, 2021:

Electric Last Mile Solutions @ELMSolutions · Feb 8

• Save money, save the world •

We are positioned to offer the lowest total cost of ownership for a class 1 commercial vehicle. The benefit of EVs from #ELMS

#electriclastmilesolutions #EfficientbyNature

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ELMS • Lowest Total Cost of Ownership •

Transcript of video is below:

Jim Taylor (CEO): The customers that we’ve talked to, their number one criteria is total cost of ownership. The unique position that we’ll be in the market is we will have the lowest total cost of ownership. The reason, first, the price of our vehicle, and then as an ongoing cost, the cost to operate that vehicle every day in service. And what’s proven is that electric vehicles have much lower maintenance. Of course, no gas, no oils, no oil changes, no fluid changes, so consequently the day to say running cost is 50% of a conventional gas vehicle.

Justin Prann (Chief Revenue Officer): I would make the argument that urban delivery vehicles are probably the best application for EV technology just given the start-stop, given the use, the vehicle itself will really require a lot less than an internal combustion motor as far as regularly scheduled maintenance. There’s really not a whole lot they have to worry about as far as keeping that vehicle in operation.

The following communication was shared by ELM on its Twitter, LinkedIn and Facebook pages on February 1, 2021:

The posts link to the article, “Why the ELMS Urban Delivery Van Stays Ahead of The Commerce Curve” in Charged Fleet, which is below:

Why the ELMS Urban Delivery Van Stays Ahead of The Commerce Curve

SPONSORED BY Electric Last Mile Solutions

January 22, 2021 • by Charged Fleet Staff

The global pandemic of 2020-21 has surged the demand for home delivery of all types of products and services as America doubles down on the safety and ease of door-to-door conveniences.

This mega-trend is sweeping through the worlds of e-commerce and logistics just as electric vehicles evolve into larger capacities with lower operating and acquisition costs.

The global last-mile delivery market size is projected to reach $66 billion by 2026, from $39.6 billion in 2020, at a CAGR of 8.9% during 2021-2026, according to Valuates Reports.

Here to Stay

In addition to demand for just-in-time delivery and services, major drivers of this market include technological advances, wider internet usage, and expanded e-commerce, as brick-and-mortar businesses as well as digital-based ones pursue the local delivery market.

And while unemployment remains above norms, many working consumers who are saving money while stuck at home during the pandemic are willing to spend more on the convenience and safety of doorstep service. Many of these habits and expectations are likely to become permanent within the U.S. as well as globally.

In tandem, logistics and e-commerce companies need to lower shipping and overhead costs as they scale up to the demand. Electric vehicles can forge the path to this next phase because they are efficient and adaptable to all types of new technology.

Plug-in electric cars (battery-electric and plug-in hybrid) have grown by at least 21% in 2020, proving their potential to meet the future market needs that the pandemic now has forced into the near-term, according to electric & hybrid vehicle technology international. While Europe and China remain further along than the U.S., that only means the U.S. domestic market packs more pent-up demand. In fact, ecommerce still represents only about 15-18% of all retail purchases, indicating strong potential growth in the last-mile delivery market.

ELMS Rides Into The Breach

ELMS is focused on delivering cost-effective commercial electric vehicles with a full suite of telematics and data analysis options, along with customer-specific cargo management systems.

The ELMS Urban Delivery Van, anticipated to be the first Class 1 EV in the market and scheduled for production in late 2021, is at the front of the electrification of last mile delivery. Here’s why it works for all types of light, last-mile logistics:

●	Electric delivery vehicles can easily be charged every night since they are primarily used during the day.
●	Because the vehicles leave from the same place in the morning that they return to in the evening, there is plenty of time to charge and you only need charging infrastructure in one location.
●	Efficient charging routines require smaller batteries and Level 2 chargers, which can save on a fleet operation’s infrastructure costs.
●	Last-mile deliveries often occur on fixed routes or in prescribed areas and do not involve long haul or interstate trips. That makes it easier to efficiently plan usage, energy consumption, and schedule charging for off hours—maximizing productive uptime.
●	EV fleet operators benefit from fuel cost savings, declining energy costs and fewer maintenance requirements. The costs of lithium-ion and solid-state batteries are expected to decline this decade while their reliability strengthens, which can only make electric vans even more viable and appealing with each passing year.

Van Specs

The average daily range usage for Class 1 vehicles is about 40-60 miles. With a range of 150 miles, the ELMS Urban Delivery van is well suited to this delivery market in which the routes are local, planned, and routine. Some key stats:

●	Cargo Capacity: 170 cu.-ft.
●	Range: 150 miles
●	Wheelbase: 120 in.
●	Curb weight: 3,329 lbs.
●	Max payload: 2,403 lbs.

An ELMS van has a $32,500 MSRP but can cost an operator $25,000 after federal tax credits, a price comparable to similar ICE vehicle models that allows customers to save on operating costs from day one. Furthermore, there are various state level incentives that can be used in combination with the federal credits, making the purchase price value proposition potentially even more appealing. Your fleet management company (FMC) or an ELMS dealer can provide more information about possible tax or other government acquisition credits.

ELMS will also provide a suite of digital solutions, as well as upfitting services to deliver low-cost electric vehicles that are tailored to customers’ specific needs and duty cycles.

Overall, the ELMS Urban Delivery Van is designed to provide the most affordable, reliable, and customized solution for the last mile delivery of goods and services. ELMS is jumping the curve with proven technology and a production advantage, and its recent announced merger with a special purpose acquisition company (SPAC) called Forum Merger III Corporation will further accelerate its go-to-market plan as its publicly traded shares generate capital for growth.

ELMS estimates the market for urban delivery vans will double over the next five years, reflecting a likely permanent shift in consumer purchasing patterns, even when the pandemic subsides. Now is the time to plan for the electric future.

The following communication was shared by ELM on its LinkedIn page on January 27, 2021:

The following communication was shared by ELM on its LinkedIn, Twitter, Facebook and Instagram pages on January 25, 2021:

Electric Last Mile Solutions @ELMSolutions · Jan 25

The collective experience of these directors will help the realization of our shared vision of transforming the last mile delivery market with efficient and sustainable solutions.

#Boardofdirectors #electriclastmilesolutions #elms #efficientbynature

electriclastmile.com/wp-content/upl...

ELECTRIC LAST MILE AND FORUM MERGER III CORPORATION ANNOUNCE BOARD OF DIRECTOR NOMINEES FOR POST-COMBINATION COMPANY

The following communication was shared by ELM on its LinkedIn page on January 18, 2021:

James Taylor, Chief of Executive Officer of ELM, presented at the ICR Conference on January 12, 2021. The transcript of the presentation is below:

Electric Last Mile, Inc.

ICR Conference Presentation Transcript

January 12, 2021

Ashish Gupta, ICR

Good morning everyone. And thank you for joining us at ICRs virtual 2021 conference. We’re pleased to have Electric Last Mile and their CEO and co-founder Jim Taylor with us here today. Jim has the rare distinction of leading world-class brands at GM as CEO of Hummer and President of Cadillac, as well as leadership positions with Workhorse, Karma, and now as co-founder and CEO of ELMS. Electric Last Mile announced a merger with Forum Merger III on December 11th. With that, Jim, really pleased to have you here. Thanks so much for supporting the conference. Let me turn it over to you for some of prepared remarks. After that, we’ll follow up with some Q&A.

James Taylor, Electric Last Mile

Great morning. Thank you, Ashish. All right. Let me open by introducing my partners. First in the top left, you see Jason Luo. He’s the co-founder and my partner here at ELMS. He has had an extensive automotive background, but in addition to that also an extensive background in very successful private equity investments, and still is a, a partner now in a large private equity firm in New York. And in the bottom left you see our Forum Merger III partners, both Marshall and David have extensive banking backgrounds and a great relationship, and a previous life with Jason, which is how we came to know them and established our merger as you mentioned on December 11th.

A couple of financial highlights, you can see there in the top right-hand box, we have $155 million of PIPE committed and raised for the closing, another $250 in the trust, and of course, depending on the overall redemptions if there are any, we’ll be starting the company with a little less than $400 million at the close.

So now let me introduce also the remaining part of my team, which really been focused on an execution and as you’ll see by the business model that we have, that’s what’s necessary for us to be successful. So going across the top, Terry, who has a very extensive international background, but primary focus in the safety and the safety homologation area, which you’ll understand in a few minutes. Kevin, our CTO most recently from FCA, but an extensive background in the energy business, specifically batteries, and of course critical for an electric vehicle company, so a lot of experience in private equity startups and the electric vehicle business.

So to kick off the business overview – and understand this probably won’t take very much time to explain this as we’re all personally involved in this experience, literally daily, as we receive packages at the front doors of our business and or our homes – it’s forecasted that the e-commerce business, if you look in the top left corner is going to exceed $1 trillion. I think as we have seen the results of the last couple of quarters, and even continuing to extend into this so-called COVID life, that those numbers are understated and I think as you drill that down into even the last mile delivery business forecasted to be $40 billion this year, we’ll also be understated.

So that’ll be the market that we’ll be entering with our products and if you go down to the bottom left, you see one of the reasons that our product has seen such early and strong demand is the transportation delivery companies that deliver the products and services themselves are faced with quite a challenge. First is just obtaining enough physical hardware to satisfy the needs for delivery, and then second and important and addressing the costs because the last mile deliveries you can see in the bottom pie chart there, represents over 50% of their overall delivery costs, so it’s very important that they find solutions to solve this issue.

From a demand standpoint, you can see in the bottom right-hand corner there that this market, both the class one, two, and then the relevant part of class three, and this delivery van segment is forecasted to grow at an 11% rate from about a million units this year forecasted up to a million and a half units, is the foundation for the business plan that we’ve put together.

This slide summarizes our unique business model and approach and as Ashish mentioned after a lot of years in this business and seeing different ways to come at both electric vehicles, but also providing solutions for customers, we have a unique approach and I’ll talk later about many of the other competitors in this space. Let’s start from the bottom two areas and that’s product, this is still the automotive business and so product is key and a major part of our differentiation is using existing and proven platforms from the other OEMs. And I’ll emphasize from a business case standpoint that gives us much lower capital requirements than trying to start from a clean sheet or from ground up. Our product strategy we call a so-called crossover as it addresses all of the market from class one to class three, and the ultimate solutions that we’re providing the customers fall into really three areas.

The hardware in combination with our business case provides them with the lowest total cost of ownership of any of the competitors in that space. A second, we’ll be offering a full suite of connected data for them to manage their vehicles. And third there’ll be individually customized to the specific use case that they have for their commercial business. So we put those three together; that is why we say that we’ll have the most efficient last mile solution. It’s a combination of all three of those. And the last part of that, and in the middle of the slide is really the proof here is in such strong verified demand by our customer base and accumulating to date over 30,000 customer pre-orders. So now let me go into a little bit more detail on what I mentioned about our business situation, being quite unique compared to other competitors in this space.

If you look at the left bar here, and I call this a typical new entrant the North American market, but if you’re entering this space, certainly as either a clean sheet or even OEMs that are converting their plants as GM and Ford are to electric vehicles, it’s usually well north of a billion dollars to enter this business, whether it’s converting existing plants, buying new plants, but going through the platform engineering, and of course, tooling up all of the suppliers for the unique parts required, and then finally launching. In our particular case and business model, we are coming in at the end, I call it incremental investment of the platforms that have already been developed by an OEM. And so that prior investment I showed here at $600 million has already put in place again, the platform engineering, the supplier tooling. So the incremental capital that we require to launch our vehicles is, machining in that right hand bar, is just $160 million, significantly less than a typical new entrant. If you break that $160 million down, you see the three different areas, $45 million in capital expenditures, $70 million, primarily focused at safety and homologation on the testing required to meet the US requirements, and then finally some operating expenses for launch and the personnel and market funds.

This slide highlights, what I feel are the three critical enablers for our execution success. First is, and another point of differentiation, we have a plant targeted for us to purchase at the closing of the transaction, and it is a historic plant, a well-proven plant, and already converted to be more or less completely ready for EV production. So very low capital requirements to take it to final launch with a very large trained workforce in place, a plant in place. Next is, as I mentioned earlier, coming off of proven, reliable existing vehicles, subsystems, components, suppliers that are in the market today. And thirdly, for the actual launch of this platform at the end of this year, we have the engineering program already in place that is walking through the individual steps required for testing, and then final approval of the vehicle. Given that these vehicles are already in market and being produced today, we also have the supply chain established really from a couple of different directions.

One is the body parts, think of the overall van, wheels, chassis, things like that coming to us from the existing platform suppliers, and then locally, domestically here in North America, we’ll be sourcing basically the e-power train, battery, power electronics, motors. And so that’s what will be coming into our assembly plant for really just final assembly, very simple operation. And our SOP is right now forecasted to be the end of this year, 2021. And finally, for a successful business, of course we need customer demand. As I mentioned, we’ve already seen significant customer demand across different segments, different kinds of customers. You can see a sampling of the logos that are either in place with our existing pre-order systems signed pre-orders or under final negotiations to complete those pre-orders.

All right, let me describe now the landscape for this last mile area, it is a quite a busy area, as you all know, with many competitors coming into this space and a new entrance, existing OEMs. And so I’d like to start with basically, if you think of it, who we aren’t. If you go to the far right hand side and see the pickup trucks that are currently announced, then that’s really the title of this chart. There’s others coming, but these are the ones that have been announced. That’s a space where you’re not competing in. If you come to the top of the chart and see conversion companies that take existing platforms and then convert those to final vehicles, that’s not where we are. And again, in the class four to eight space for the very large highway trucks, you look at Tesla semi in the middle there, for instance, or Nikola, that’s not where we play. So we’re in the both light duty class one and two, and then in the class three medium duty, the early section of medium duty is where our products will play. And I’ll explain this crossover strategy in a couple of slides from now, but you see us on the left there based in class one, but also competing in class two and the second entry, the urban utility based in class three, but competing down into class two. And the rest inside that box are the other announced vehicles. Just noticed this morning online that GM’s announced that GM EV one now as, as a new entry with their new brand name and their new entry, so we can update that chart later this afternoon. But the important part is down in the bottom here, to see that we will be at this point in time, based on the announcements that we’re aware of, the first mover and the first EV into the class one area this year. This chart shows against the current competitors, the gas vehicles that are supplying these requirements today for customers.

So if you go across the bottom to see our urban delivery would be competing against, say the Ram Promaster City, the Ford Transit Connect, and the Nissan NV200. Both Promaster Citys and Ford Transits come in from Europe today. And you move up into that class to the Transit, as I mentioned, has been announced in the GM and the right size, that will be the full-sized Promaster, the full-sized Transit and GM’s Chevrolet express. Largest player in this space from a competitive standpoint, definitely, is Ford, as they have a little over 50% share in the segment in the commercial business. You go over to the top left and see, as I mentioned, our urban delivery vehicle that will be regulated as far as a 10,000 pound vehicle, but also compete down into class two. Their competitors on the low end would be the smaller version for instance of the workhorse or the smaller version of the Canoo as they have a portfolio coming in on the Amazon reveal and joint venture, for instance, but not into the very large UPS vehicles like the full-size Workhorse, for instance.

All right, and this is the last slide in the product area, explains again, this so-called what we call crossover product strategy, where our vehicle will be a class one under 6,000 pounds. However, if you look at the cubic volume at the top of that second column of the first entry being a 170 cubic feet, then the second one being 218 cubic feet. Typically in class one, being small vans, they are 125 cubic feet kind of average across that segment. And so we have 30% more space, but the same price as those vehicles, so that is one of the contributions to the so-called efficiency and a value proposition for us to our customers and given that extra space with the fixed cost of the driver, fixed cost of the vehicle, basically that extra 35% space is, if you want to think of it kind of riding for free on that daily route. If you go over to the second column from the right where our class three vehicle would be, the urban utility, and you see the range there with a different volume, different sizes of boxes, 400 to 600 cubic feet, it’s on the smaller side, as I mentioned of the class threes so it would definitely compete from a cost standpoint at 35,000 against the other class three entries that are more average, $45,000. And then likewise, even though it’s from a weight classification, competing in the class three would also go down from a box in a cubic standpoint with the low sized box, with the 400 cubic feet and pretty much a class two purchase price of 35,000 to also compete into class two. So that’s why I mentioned earlier that both of our two entries would span the total market from class one to class three.

All right, now I’d like to expand on the customer requirements and set that up first with just a collage here of the use cases. Of course, there’s the top left-hand corner here where they’re the traditional delivery companies, where there’s been a lot of focus with the big guys, you know, FedEx and Amazon, Amazon taking this on themselves, UPS, DHL, those kinds of companies. There’s a lot of trades, of course, they use this to support their businesses as a huge amount of business in the telecom you think of Comcast, Verizon, AT&T as in a local service business itself all the way down to just the individual caterer and, you know, electrician, plumber, carpenters, as well as the utility companies, again, PG&E, Dominion, these kinds of companies. So we’ve seen a very broad interest and a broad spectrum of potential customers here in this both class one and class two areas.

And the decision making process used by the customers is very data-based and very pragmatic given this, this tool for their business as this is to support them, upgrading their business, and of course making money. So they’re very cost conscious and, and it’s a very pragmatic decision making process. Unlike the retail business that can be of course, part emotional as well as data-based. So the first cut, there is obviously both space and weight to say more typically in a class one and class two area, how much space does it have, especially in e-commerce where the volume is very important in the majority of the packages are quite light versus you go more into the class three, and a heavy class three that does get into more of a weight profile. But continuing on there, you see cost of ownership, which I’ll explain, I’d say a couple of givens here that it must be reliable, also have national parts and service coverage, uniquely here, and a lot more interest recently in having green products and today there just aren’t any on the shelf, but a very strong interest as the larger corporations have objectives out there to meet their carbon and emissions goals. And then the data suite for their management of their vehicles, as well as customization.

So now I’d like to expand on a couple of the points of difference that we have versus our competitors and start first with cost. So the cost component, so-called total cost of ownership is made up really of two variables. The one being the actual acquisition costs, the initial purchase price of the vehicle itself. For us to be in the low end of that spectrum or the lowest, requires, and we have the very low bill of material, also very low capital and initial engineering spend to get into the business. And so consequently, as I showed earlier that we would be able to match, after the $7,500 federal tax credit, the same price as today’s gas vehicles, but with 30% more cargo space. Second part of the TCO is the day-to-day operating cost of that vehicle. And it’s already well-documented the benefits of EV versus gas on fuel to fuel. But in addition to that also now with the experience of the vehicles in markets, also improved maintenance reduction, less moving parts, of course, no oil changes, things like that, somewhere, depending on reports between 40 and 60% maintenance reduction. So you add those two together and just a couple of graphs in the bottom here to show. If you took that out in an eight year life cycle with our total cost of ownership, versus an average in the class one or class two space, the savings for the fleet owner would be between $20,000 and $36,000.

This chart drills down a little further to show you the actual math, the detail that I used to create the prior chart. And as you can see there at the top right-hand corner is our class one ELMS urban delivery vehicle with a net price at $25,000, same as the class one. And then if you follow that down to the $0.17, you’ll see what our forecasted TCO is after fuel, as well as energy costs and the maintenance. You go straight across from that $0.17, you see $0.26, that would be the apples-to-apples comparison of the class one leader today. You come one to the right and you see to the degree that we would be taking share from a class two vehicle, it would literally be 50% of the costs, $0.17 versus $0.35. You go one more row down and factor in, as I said, with e-commerce and the emphasis on cargo volume rather than weight, and see our 170 versus the 127. Now you see even a larger cost savings of $0.10 cents versus $0.21 cents in a different kind of a ratio, cost per ownership per cubic foot. So again, reinforcing why this has been an attractive proposition to the customers that we have approached and shown our solution.

The next area of differentiation and emphasis is to show that we not only have to provide our customers with the hardware itself at a low total cost of ownership, but also an extensive data suite. And we have all of the enablers in place to provide the customer with what this chart shows, is the uses of this data for them to optimize their fleets and the efficiency of their fleets and the cost of their fleets. In our particular case, we partnered with a very large data company, Geotab, who has one of the largest market shares today in this business of providing both the data from the vehicles, as well as the telematics and the software support for the fleet customers to get exactly what they need.

Next slide shows today and the third part of this business that I showed at the very beginning on our triangle, that’s also critical to the end customer and that’s getting the vehicle adapted to, or upfitted to the specific end use that they require. And the way that process works today, the dealer orders the vehicle, the OEM produces it in the assembly plant in the basically stripped condition as you can see there. And in the middle of the side, it travels someplace and at some place can be close by the assembly plants, can be all the way close to their customer, to the dealership where it’s distributed halfway between, but anyways, basically dispersed all across the country to a vast, vast network of upfitters who then finish the vehicle off into the form that’s required for the final customer. It goes to the dealer and then it’s delivered.

That whole process is inefficient on several fronts on the collection of inventory at the different stages, the shipping, and more importantly, the wait period, as you can see up in the top right hand corner, that entire sequence can take up to 140 days, some data here pulled from last year for the various volume leaders in the segment. So the approach that we have taken is to change this business model up and bring the upfitting process itself, actually physically inside our assembly plant. We’ve partnered with some of the major and largest upfitters in this business, especially in the van business, for instance, Adrian Steel, you can see their logo there and so the vehicle itself, our truck would be of course, made in our assembly plant and during that assembly process on our assembly line, many of these upfitting parts can be integrated right into the line operation or applied at the end of line before shipping. So when that vehicle leaves our assembly plant it’s in the final form, can go directly to the customer – the customer from again, a more benefit standpoint, is interfacing just with us, just with one interface rather than a second stage manufacturer and the OEM simpler warranty administration, issue resolution, ordering, all of those. So consequently, the order delivery time that I mentioned on the prior page of up upwards of 140 days, it will be less than a hundred days, much simpler quality and a resolution of warranty issues, as I mentioned, and also at least a 5% overall value chain reduction in this upfitting part of the business.

All right, and the customers, as I said, with our proven demand, just want to explain this chart for a second, that this business is a little more complex than typical retail business, where the sales channels are a lot more than simply a customer going to a dealer or in Tesla’s case, for instance, ordering it directly. There are many different avenues to the end customers, and it’s really driven by the customer themselves, so we work backwards and say, you know, for instance, if you’re taking FedEx in this particular case, as they buy their vehicles, they may buy them in-house for their own use. They may buy them directly from the OEMs. They may actually sell franchise routes in their case to other operators who buy the vehicles. But depending on which choice they pick, they work their way I’d say backwards into either selecting a dealer to do the transaction for them and do the final supply. In some customers like Best Buy, they use large fleet management companies to actually purchase the vehicles for them and finance them, and then provide them on a lease basis. Very large companies, again at the top like Penske and Cox we’ve been talking to, they prefer to go direct. So depending on what the customer’s expectation is, we are selling through all of these different channels. And our 30,000 pre-orders are represented in each of these different four different areas of the business.

In the manufacturing we have, as I mentioned already, a plant that has been, I’d say, 90% converted and ready for EV assembly. Our target plant has already conducted the pilots of the early vehicles on their line there, they have a very large and experienced workforce available – of course, in COVID the majority of those have been laid off – as we’re getting ready for launch next year, sorry, this year. As I mentioned earlier, again, just to highlight a very low amount of investment, $45 million in remaining capital required to launch this from the plant standpoint and the supply chain has been identified. So all of the, the large drivers for a quick and, and efficient and a high quality launch this fall are in place. This particular plant has a great history. Going back to my time with manufacturing Hummer H2’s, when the vehicle was originally constructed by General Motors. And then after the Hummer builds, Mercedes as well. Plant has a capacity up to a hundred thousand units, so lots of space for our increased vehicle demand and a very attractive labor agreement in place.

All right, and then a quick summary of the financials as you can see here in the top, two represents both the segments of the class one, two for urban delivery, and then also the class three in the top right hand corner. So you can see the growth there left chart from 633 to a million units. And then on top of that in the class three growth from 400 up to 500,000, a little bit more modest growth. Inside that the important numbers to look at from our standpoint are the individual volumes and they are in my experience here quite conservative. I didn’t want to have very large numbers and, and required to make this whole business operate 4,000, 16,000, 25,000 to 37,000, as you see the growth in the class one vehicle, urban delivery. And over on the right hand side, starting on 22, 4,000, 10,000 18,000.

So low numbers, quite controlled growth and as you can see, very conservative share assumptions in the last three years, 3%, 4%, 6%, and 4% and 5%. The advantage of having a very low capital requirement, initially just $160 million as I showed you on the front page, also allows us to reach a very quick break-even point, in the fourth quarter of 2022, at a quite a low volume of just 15,000 units. So we put that together, you see in the bottom left-hand corner, that we would rise up to $2 billion in 2024, $3 billion revenue in 2025, based on those conservative volume assumptions that are highlighted in the top two charts. Next in the financial summaries, you can see here, the $3 billion that I just mentioned on the prior page is what we’d be growing too from a top line standpoint, if you follow that a little bit further down and see also that the EBITDA would be at $791 million at that same $3 billion level. The gross margins as you can see in there, start in the low twenties and then grow up into the high twenties based on our very, very efficient bill of material and our very low cost of the hardware and then the $32,000 price point that we would be charging for the vehicle. And I highlighted before and I just want to come back to that, that would be cash flow positive in the fourth quarter of 2022.

All right, then in summary, just to, again, to fly through all of our highlights, there’s a huge, huge market opportunity here in this so-called last mile, but in just overall delivery vehicles and trades businesses in the class one and class two. Our business model is unique in that we’ll be leveraging existing subsystems from existing OEMs to reduce our costs. And second, that we’ll be using an existing plant as well to reduce our overall capital requirements to enter the market. We will be the first mover and have a big advantage of entering the class one segment early in the adaptation of electric vehicles in that segment. Very large customer interest in current customer pipeline setup. I’ve got a great team assembled that have plenty of years of executing these kinds of programs and launching vehicles, all adding up to what I think is the most capital efficient business model of all the competitors in this space today. So that’s it for our summary. Ashish, I’ll turn it back to you and see if there’s any questions.

Ashish Gupta, ICR

Thanks a lot for that, Jim. I thought that was a fantastic overview of ELMS and the opportunity for investors. As we’re waiting for some questions to come in, why don’t I kick it off with sort of the most generic and common question that it’s received by folks in your seat? Why go public now? Why via SPAC?

James Taylor, Electric Last Mile

I think maybe from a market standpoint, we should just start there and say that this market is, as I said, the beginning of my presentation and finished with that is, is really, it’s such an explosive growth period of time and getting so much focus. Then it’s, the timing is just perfect to get into this space. I’ve been involved, as you’ve talked about my history after leaving GM, in the electric vehicle space for the last 10 years and, you know, frankly, there’s some time in that 10 years that it was a little bit before it was time, and so the timing is excellent. The whole electric vehicle industry is at a tipping point right now where either in the passenger side or certainly in these commercial vehicles and passenger trucks and compliments of Tesla really leading the way here is, is reaching a level of adaptation that we think is going to take off.

But from a fundraising standpoint, a company standpoint, having also gone the, you know, the private equity route then, and the challenges of raising money can really consume senior management and being in non-stop fundraising mode. This process, the SPAC process really came just at the right time for us to be able to do a very compressed, from a timeline standpoint, intense amount of work, but a very short period of time for us to be fully funded and then allow us to focus with that capital on executing the business plan that we have in place.

Ashish Gupta, ICR

Yeah, no, that makes a ton of sense. And it certainly doesn’t seem like you’re alone in this desire to leverage the SPACs rupture and get to market quickly, especially with such a compelling story and attractive and market backdrop with last mile. We’re still looking at more questions here, but I just wanted to, I was wondering if you could explain the white space you see in the class one segment, how do you think about competition from other OEMs or potentially from new EV companies, if you could kind of talk about that a little bit. That would be great.

James Taylor, Electric Last Mile

Sure. Well, as I mentioned at this point in time, there’s some sort of practical realities that the current competitors basically are all imported vehicles. As I mentioned, Fords and FCAs vehicles both coming from overseas, given that those smaller sized vehicles, frankly, are more, more used than more required in a European, you know, cities and environments fuel economies have been a higher, you know, a higher issue. Emission has been a more important issue in Europe, so they’re coming from the European solution. They’re also, I forgot to mention earlier, and I should now, again, engineered and manufactured for both the commercial market and the passenger vehicle markets. So it’s a lot more complexity and a lot more embedded costs in those vehicles to satisfy those, but as they’re made overseas and then of course the imported here, there’s a kind of an allocation, you know, drill down that says how much get peeled off for Europe and then how much actually get allocated to the US and then how many get allocated for passenger guard business and how many get allocated for the commercial space. So as you drill that down and take it apart into those two different areas, the number of vehicles sort of made available for the commercial space is, is quite low. And so we think there’s an opportunity there that we have, you know, very high production capabilities and able to produce singularly focused, only commercial vehicles and, and also a lot of production capacity to feed that space without any conflicts of other markets or other applications. The second big area, Ashish, is just cost, is that if you think of getting down into that twenty-five thousand dollars space and then, you know, minus-ing your margins and profitability, hopefully there is some for the OEM, but you know, our feedback is it’s pretty thin.

You have to be able to hit an all-in cost point of, you know, somewhere in the low twenties. And that is extremely difficult I know for an OEM, with their cost structures to reach, extremely difficult. And our point of difference here is for us to bring the vehicles in, as I said from today, from other markets, mainly Asia, and bring those here and land them at this price point. We have essentially a $32,000 revenue point where the consumer gets to benefit from $25,000 and our, our vehicle costs is quite low. So we think, again, it’s going to be very, very difficult for any of the OEMs to say, retool and approach the space, the cost of the engineering itself, and then the bill of material costs, and then land that still at a very competitive point of $25,000 net to the customer. So another reason why they’re approaching class two and class three first, that’s an easier cost point, $45,000 to 50,000, to reach then a $25,000.

Ashish Gupta, ICR

Yeah, that makes a ton of sense. Question we received is, can you confirm that the SPAC transaction was announced on December 11 and that FIII was the ticker that forum is trading under today?

James Taylor, Electric Last Mile

Yes, that’s true. December 11th was the announcement of the merger and F triple I, III is the right, correct ticker, yes.

Ashish Gupta, ICR

Okay, perfect. Just want to make sure for anybody who’s newer to the story. We received that question. So just a thought that would be helpful to call out. You spent a little bit of time talking about, you know, your cost advantages versus your larger OEM competitors. And, you know, one of the things I think that comes up is as a, as a newer entrant, you know, do you have the scale to compete with the large OEMs? I mean, you went through it kind of in depth, but maybe you can just kind of, sort of focus a bit more on why, you know, you’re at this stage of having already at an advanced stage in the process and why that kind of differentiates you a bit more if you wouldn’t mind drilling in a bit, Jim.

James Taylor, Electric Last Mile

Yeah. Well, again this is some experience again, if I go all the way back 10 years to us launching Workhorse where, you know, for any brand new company, and it’s no criticism, it’s just the fact of life with the revival of Fisker and converting to Karma as you go to the supply community and you just want to buy, you know, 5,000 or 10,000 of anything, it’s very difficult to get the price advantages, or even to get the suppliers to, you know, pay attention to you and even want to provide you parts. And so there’s the scale aspect, but there’s also reality of just getting off the ground as a startup, if you’re offering very low volumes to the supply industry. So our advantage in this particular business case of coming off of existing platforms, architectures, you know, parts and systems is that volume has already been tooled, is flowing, it’s been engineered, and the suppliers are producing it. So we in essence are incremental volume to that supplier, which supplier’s always like, and, and much easier for us to obtain. So we’re getting the benefits basically of scale while still being kind of a startup and, launch a business at this end. So that’s why I think our business model is unique and I’ve, you know, gone through the other side of that and trying to launch other companies where we didn’t have existing parts and platforms to come off of and it was very expensive at the early stages, from a bill of material standpoint, supplier relationship, and even some to some degree talking suppliers into supporting your platform. So we’re past all of those individual challenges with the approach that we’re taking, coming off of existing platforms. Is that clear about having scale while we’re still low volume?

Ashish Gupta, ICR

Yeah, no, absolutely. That was great. Now, I guess, you know, I believe in the presentation, you mentioned that you’re looking at deliveries later this year. Can you sort of talk about what’s left to complete to make the first deliveries?

James Taylor, Electric Last Mile

Yeah, yeah, sure. As I mentioned at the very, very beginning that from a people standpoint, we’d hired Jerry, that the majority of that $80 million engineering is being spent on the safety and homologation. So the way the world works is all of Asia operates off European specifications and testing requirements set by the EC. US here of course is set by a US regulation, so that just is different, it’s not better or worse. It’s just two different test standards and requirements that have to be met by the OEMs. And so in our particular case, we have to re-test those all here and ensure that we’ve met NITSA’s requirements to keep it simple. So back into that, some of the areas of difference, for instance, in a seat belts and the airbags space and how we test in the US say versus again, Europe with unbelted occupants, slightly different speeds, different angles, things like that. So the first step in that is to simulate all that with the math data of the vehicles and look to see what the results would be and where those gaps are. Next step is to, tool some basically structural enhancements to alter the front end so that it can sustain those different impacts. And then in the inside of the vehicle to alter whatever is needed, you know, airbag sizes or, you know, rates of firing and things like that. So that’s the primary area of our overall engineering exercise that’s going on right now started last fall. And it’s continuing right now, as we’ve already crashed, some vehicles got some early data, next stage will be adapting those, crashing them again, so that we meet compliance by the third quarter.

Ashish Gupta, ICR

Well, my dad’s about seven 82 years old, but if we ever needed any help with the crash testing, he used to do that in the seventies. Can you give us a sense for, you know, you talked about the upfitting process and how it fits into your production, but maybe you could just sort of provide a little bit more color on that and, and why it’s so different and, you know, maybe touch a little bit more on the advantages that that ELMS has in this process versus others.

James Taylor, Electric Last Mile

Right. Well, first off, let me set the stage that if you’re a normal, you know, assembly plant – and again, I’m not criticizing or taking shots, it’s just the fact of life – and you’re trying to produce 50 or 60 an hour and a couple of hundred thousand vehicles. And you’re the manager of that plant. You know, what you really want is simplicity and, you know, very low build combinations and not much variety. That’s how you get to be very efficient and produce high quality. And so the idea of bringing in all kinds of unique applications and configurations it’s just goes contrary to that. And so in our particular case, we’re not looking to be an extremely high volume plant with, you know, high speeds of those vehicles going through the plant. And that we’re able to bring that complexity in house and, and handle it without any issues to us, as far as our ultimate end costs or, or the quality of the vehicles themselves. This plant has always been a call it a niche or a lower volume plant focusing on that kind of ability to do variety. So that’s the first uniqueness is the, ability to even bring that in-house versus some of the other higher volume OEMs. Also unique that the Outfitters themselves have agreed to do this, it’s a quite interesting space when, to some degree you could say they’re almost competing against themselves because they’re very large companies that do this work today for all the other OEMs in the traditional method, but they see the advantage of this and also still maintain the business by partnering with us, but doing it in a different method. And as I mentioned earlier, of course, the customers see a big benefit that they don’t have to chase, you know, basically two companies to satisfy their needs. They can have a single stop shop with us giving them the completed vehicle in the form that they want it.

Ashish Gupta, ICR

Yeah. And I suppose the time to market advantage probably is important with your customers as well. Being able to cut out the excess time.

James Taylor, Electric Last Mile

Well, if you think, Ashish, you’re running a business and said, I think I need a couple of vehicles and you know, you look it up and say would 140 days be okay? That’s seems like a little while to wait, if you’re going to go buy a new printer or something for your business. So you have to do some significant planning right now, you know, leave time planning to say, if you have an existing fleet, of course, you know, when am I going to turn those, when do I have to order them now so that I can take them out of service? So, yeah, that’s a, that’s a long time to plan your business accurately and then when you see huge spikes in volume, like that’s gone on here in the last half a year in the delivery business, in e-commerce space, you know, many companies were caught there with, you know, inadequate fleets and quite a long, long lead time to be, to be able to increase those, so they’ve of course had to be creative. And you see in the front, your front again of your house, as they show up, there’s all kinds of vehicles coming in that they’re dropping off those FedEx vehicles, not just their, or sorry, FedEx packages or UPS packages, because there just is right now, insufficient hardware to do that with their traditional trucks.

Ashish Gupta, ICR

Well, Americans everywhere will be excited when you guys hit the road and release some of that congestion. Just moving on kind of more to the opportunity set potentially outside of the US do you think there’s room for growth internationally? And how do you think about that?

James Taylor, Electric Last Mile

Well, certainly, you know, Canada and Mexico is the most obvious and the easiest. Again, I come back to regulations because they operate, of course, in the so-called NAFTA, old NAFTA area where the crash and compliance requirements that I just mentioned, that safety requirements are similar to the US so those are easy entrance. Also Latin America is similar, so it’s an easy drop to go there for us on the other hand you know I’ve been through this, again there’s an advantage of some experience in this business is that ~~a~~ market wise, it would be obvious to go also to Europe. On the other hand, again, different requirements and each of the different even countries in Europe have some different requirements as far as launching there, I’ve been through several European launches. And so what we didn’t want to do, Ashish, is take on something, you know, too much early on and make our launch years too complex, frankly, that we couldn’t stay close to our home market and be successful here first. So the number one priority is launch the vehicles here, get our plants up and running, our supply chain in place, and earning credibility at the customer level that our vehicle is going to meet the expectations I showed in the middle of the presentation around things like even the basics, reliability and cost and service. And then we can expand out to those other countries, so we left those in upside growth from a volume and a profitability standpoint. They’re definitely there, we just don’t want to go too quickly and jeopardize any of our success here in North America or in US.

Ashish Gupta, ICR

Great. Yeah, no, that makes a lot of sense. Thanks. So I think, you know, as we’re kind of thinking about wrapping it up here, I think one question that kind of comes up pretty often is, you know, with a lot of the new entrants or startups in general, you know, even for me, I kind of think about from my own vehicles when I buy a car, what’s my ability to get it serviced? I don’t want to think about that. You know, can you talk about the partners or dealers that you work with or how, how do you solve for that, with the large fleets in terms of parts and service coverage?

James Taylor, Electric Last Mile

Yeah, that’s an important part as I showed from a graphic standpoint and the customer expectations, fleet customers, commercial customers, definitely service is very important. And the simplest part of that is service, you know, equates to uptime. And as it’s a business tool, they certainly don’t want these vehicles tied up in dealerships or in their garages, then they’re not contributing to their company’s business. So it’s a paramount importance to the commercial customers, maybe even more important than retail customers who have different alternatives to fulfill, you know, to fill in when you don’t have your car working, you probably have ways to get to work. Now you don’t have to go very far. Anyway, and in this area we’ve took, call it a multiple approach, a several channel approach, and to kind of make each of those simple, the first would be to the degree that as I mentioned earlier, that the customers want dealers to actually transact to sell them the vehicle. And that’s where their relationship is. And of course, we have the dealerships available to follow on and do the sales and service. A large part of electric vehicles, of course, being software oriented can actually be serviced and upgraded and repaired offline. And what I mean from that is a technology called over the air, where from our headquarters, from our service center, we can send just like your phone, patch through to you software updates, and the vehicle never asked to actually physically go anywhere for repair. And so again, then the contrast as I showed in that maintenance number of being significantly less with all the less moving parts in the whole powertrain area, think of the battery system and the motor and the software can all be upgraded and if required repaired offline, it doesn’t even physically have to go to a dealership. So that drops also the need for that system. A lot of things as Tesla does with their roving vans can even be done remote, where a van just shows up at your house or business or roadside and fixes it there as well. So from a physical standpoint, we’re in final stages of, call it collaboration negotiation with third-party service providers that are in the business of doing this now. But what we are avoiding is let’s say dedicated brick and mortar and more capital to have our own service locations with all of these other available avenues, we feel we can adequately service our customers through those channels without having to afford the expense and the dedication of having unique standalone service networks that we would have to build and pay for all across the country.

Ashish Gupta, ICR

Yeah, no, that makes a lot of sense and sounds like a pretty creative solution. Jim, we really appreciate you joining us today and supporting the ICR Conference as well as everybody on the line. Thank you for dialing in or clicking in. With that I think we’re ready to wrap up, and really appreciate it. Thanks a lot, Jim.

The following communication was shared by ELM on its LinkedIn and Twitter pages on January 11, 2021 and

January 12:

Electric Last Mile Solutions @ELMSolutions · Jan 11

Join us tomorrow as our CEO, James Taylor will be presenting at the @ICRPR Conference at 11:30 AM ET. Exciting times ahead! Follow the link to register.

#ICRConference2021 #elms #electriclastmilesolutions $FIII

icr.swoogo.com/icrconference2...

ICR
CONFERENCE
2021
GUEST PRESENTER
JAMES
TAYLOR
CO-FOUNDER AND CEO OF ELECTRIC LAST MILE SOLUTIONS

The following communication was shared by ELM on its LinkedIn page on January 9, 2021:

The following communication was shared by ELM on its LinkedIn, Twitter and Facebook pages on December 29, 2020:

Electric Last Mile Solutions Retweeted

Automotive Fleet @AutomotiveFleet · Dec 29, 2020

Electric Last Mile Solutions is Bringing Electrification to E-Commerce Delivery
automotive-fleet.com/10133556/elect...

ELMS

Electric Last Mile Solutions @ELMSolutions · Dec 29, 2020

E-commerce delivery 🤝 meet electric delivery ⚡

Automotive Fleet @AutomotiveFleet · Dec 29, 2020

Electric Last Mile Solutions is Bringing Electrification to E-Commerce Delivery automotive-fleet.com/10133556/elect...

ELMS

The text of the article “Electric Last Mile Solutions is Bringing Electrification to E-Commerce Delivery” that appeared in Automotive Fleet and that is linked in the posts is below:

Electric Last Mile Solutions is Bringing Electrification to E-Commerce Delivery

December 29, 2020 • by Andy Lundin

Electric Last Mile Solutions (ELMS) is an electric vehicle startup entering the commercial fleet space as a new manufacturer of EV urban delivery vans with a focus on creating products aimed at the booming e-commerce industry as well as growing corporate sustainability initiatives.

The company is designing EV delivery vans targeted for final-mile fleets operating in urban environments and expects its first product launch in Q3 2021, ELMS said.

With the launch the company is also ensuring that it is developing a product aimed at giving fleets a low total cost of ownership (TCO), an essential component to what every fleet manager looks for in vehicles it acquires.

More specifically, ELMS is producing the new urban EV delivery van to tap into an underserved market of the fleet space, according to the company, with a particular focus on the Class 1 Commercial vehicle segment.

“The demand for cost effective solutions to support the e-commerce ecosystem is overwhelming. This industry promises rewards to first movers who can deliver value-driven solutions,” said James Taylor, CEO of ELMS. “ELMS is solely focused on the commercial vehicle market. Our products are designed to provide the most cost-effective, reliable and customized solutions for the last-mile delivery of goods and services.”

Fleets with shorter-distance delivery routes are a key area of focus for ELMS. This is important, as the company is focusing on a product that doesn’t demand the same level of power found in EV segments higher than Class 1, meaning the batteries of the vehicles that are being produced don’t need to be as expensive, equating to a more cost-effective end product.

“One of the reasons that electric vehicles are such a premium is because of the size of the battery,” said Taylor. “In these urban deliveries, the last-mile short distance vehicles are not going very far. So they don’t need bigger, more expensive batteries. It doesn’t take a very big battery to give fleets more than an adequate range that satisfies the duty cycles these vehicles are typically in.”

The delivery vehicle will feature a range of 150 miles, with the capability of being fully charged in as little as two hours, according to the company.

It will also feature a cargo capacity of 170 cu.-ft.

The plant in Mishawaka, Indiana will have the capacity to produce 100,000 commercial vehicles per year, the company said.

ELMS had a soft launch in August 2020, and currently has over 30,000 pre-orders from customers including leading brands and some of the largest fleet managers and dealers in the country.

Low Total Cost of Ownership

The company’s electric delivery vans will have pricing equivalent to Class 1 commercial ICE vehicles, but the additional fuel savings and lower maintenance costs — due to fewer moving parts to damage, fewer fluids to service, less wear per mile on the brakes by way of regenerative braking — help achieve the vehicle’s lower TCO.

“That sets up the beginning of the total cost of ownership equation, where you’re not trying to save your way out of the deficit; you start equal from the beginning and then the savings the electric vehicle creates is net savings right from the first day,” said Taylor.

Other EV pricing pain points will be further alleviated by the $7,500 federal tax credit for electric vehicles, Taylor added.

ELMS is also tapping in the space to fulfill the needs of corporate sustainability goals.

“The corporations that we’ve approached have the possibility of converting some of their fleet to EVs, and that’s really welcomed with open arms because of the ability for them to reach toward their carbon neutral footprints of whatever their goal is 2025 or 2030, depending on how aggressive they are,” Taylor said.

Telematics Solutions

ELMS vehicles will also feature advanced onboard and over-the-air data and telematics that allow fleet managers to engage in business planning and fleet tracking for optimal efficiency, the company said.

The connectivity technology built into the EV delivery van will also help provide technology-based service updates for its vehicles via over-the-air capabilities.

“From a maintenance and service standpoint, we’ll be able to send upgrades and repairs back to the vehicle. And therefore, fleets won’t need to take them off the road and do those software enhancements at a garage or dealership, creating downtime,” Taylor said.

ELMS is also collaborating with Geotab as part of its product rollout, and its line of products will be available on Geotab’s Electric Vehicle Suitability Assessment (EVSA) tool.

This EVSA solution is designed to help enable fleets to go electric by analyzing a fleet’s existing telematics data and creating an electrification recommendation based on each vehicle’s distinctive driving patterns.

The following communication was shared by ELM on its LinkedIn page on December 22, 2020:

The text of the article in Northwest Indiana Business Magazine linked in the post is below:

Makers of all-electric delivery van target late 2021 to launch production in Mishawaka

DECEMBER 22, 2020 – BY LARRY AVILA

If all goes according to plan, a maker of an all-electric delivery van will start building its vehicles in the former AM General plant in Mishawaka by late 2021.

A Dec. 17 statement from the Indiana Economic Development Corp. said Auburn Hills, Michigan-based Electric Last Mile Inc., an electric vehicle company focused on commercial and delivery fleet vehicles, intends to set up shop in Indiana. The plan, however, is subject to its recently announced plan to merge with Forum Merger III Corp., to become a publicly listed company on the Nasdaq exchange and trade under the ticker “ELMS.”

ELMS representatives expect the merger to close in early 2021.

The company plans to hire up to 140 people by the end of 2021, the state said. Positions will include production, engineering, and administration.

As ELMS ramps up production, it could employ as many as 960 people in Mishawaka by the end of 2024, the state said. There is much interest in the all-electric van, which already has 30,000 pre-orders, a company spokesperson said in an email to Northwest Indiana Business Magazine.

“Indiana was a natural choice for us given our product roadmap, the highly-trained and motivated workforce, and the logistics of moving finished goods within the U.S.,” said Jim Taylor, co-founder and CEO of ELMS. “We couldn’t be more pleased to launch our production operations in Indiana.”

Taylor is familiar with the Mishawaka site for ELMS. As the former CEO of Hummer, he oversaw operations at the AM General plant when the company operated as part of General Motors.

ELMS said it will invest more than $300 million in the 675,500-square-foot facility at 12900 McKinley Highway. The site is expected to support the production and assembly of ELMS’ electric Urban Delivery vehicle, with the capacity to manufacture up to 100,000 vehicles annually.

After a federal tax credit, an ELMS delivery van will cost $25,000, have a range of between 150 and 200 miles and feature 170 cubic feet of cargo space, according to the company.

“This project puts St. Joseph County on the forefront of the electrical transportation movement and continues our long history of being industry leaders in manufacturing,” said Andrew Kostielney, president of the St. Joseph County Board of Commissioners.

Another electric vehicle maker, Seres Automotive, which originally launched as SF Motors, a subsidiary of Chinese automaker Sokon, announced in 2018 plans to produce its SF5 electric sport-utility vehicle at the former AM General site. Those plans reportedly stalled by summer 2019 after Sokon changed its focus because of the soft Chinese auto market and tariffs on Chinese-made products.

Seres had made some improvements to the Mishawaka plant. That investment made the building “an ideal facility for ELMS,” an ELMS representative said.

ELMS will take possession of the Mishawaka plant after its merger with Forum Merger III Corp. closes, the company spokesperson said.

The IEDC offered ELMS up to $10 million in conditional tax credits and up to $200,000 in conditional training grants based on the company’s job creation plans. The IEDC also offered up to $2.8 million in conditional tax credits from the Hoosier Business Investment tax credit program based on the company’s planned capital investment in Indiana.

The state tax credits are performance-based, meaning the company is eligible to claim incentives once people are hired. St. Joseph County also is considering additional incentives at the request of the St. Joseph County Division of Economic Development.

The following communication was shared by ELM on its LinkedIn, Facebook and Twitter pages on December 21, 2020:

Electric Last Mile Solutions @ELMSolutions · Dec 21, 2020

electriclastmile.com/wp-content/upl...

#USA #builtintheUSA #electriclastmile

Electric Last Mile
Offered Incentives
by the
Indiana Economic
Development
Corporation for
Local
Manufacturing

The following communication was shared by ELM on its LinkedIn page on December 18, 2020:

The text of the article “Electric Commercial Vehicle Maker Hopes To Meet Demand, To Purchase Mishawaka Facility” linked in the post is below:

Electric Commercial Vehicle Maker Hopes To Meet Demand, To Purchase Mishawaka Facility

SAMANTHA HORTON

DECEMBER 18, 2020

Delivery companies are carrying historic numbers of packages, highlighting the potential for future expansion of fleets. One company hopes to meet the growing demand with electric vehicles and will be using a former AM General facility in Indiana to do so.

Michigan-based Electric Last Mile Solutions (ELMS) will use the former AM General site in Mishawaka to produce electric delivery vehicles.

ELMS is the second electric vehicle company with plans to take over the facility.

The AM General site made news in 2017 when Chinese electric car company SF Motors, now called SERES, purchased the site. The following year the company announced its renovation and retooling plans for the facility to produce and assemble electric consumer vehicles. But those plans for the location were put on hold last year.

ELMS CEO James Taylor worked for General Motors when the company used the location to build Hummers and Mercedes-Benz. He believes this investment will be a turning point for the local community.

“Since 2016, they’ve been patiently waiting to manufacture their next vehicle,” said Taylor. “And so the announcement today confirms our interest to bring that plant back up, bring all those people back to work and start making vehicles again.”

The company plans to hire nearly 1,000 employees with the new site over the next four years.

The facility announcement follows ELMS news about a week ago on its plan to go public through a reverse merger valued at $1.4 billion.

Taylor said he believes demand for the battery-powered commercial vehicles will be strong with market prices competitive with current gasoline options and lower operating costs.

“So now all of a sudden, it’s a savings overall to a business owner to buy these electric vehicles rather than a premium and kind of talking themselves into it and basically costing their companies money to go green,” he said.

Taylor said the plant should be able to produce up to 100,000 vehicles a year once fully running.

The Indiana Economic Development Corporation offered ELMS up to $10 million in conditional tax credits and $200,000 in conditional training grants.

Contact reporter Samantha at shorton@wfyi.org or follow her on Twitter at @SamHorton5.

CLARIFICATION: A previous version of this story’s headline implied the company had already purchased the Mishawaka facility. In the interest of clarity, we changed the headline to better denote that the deal isn’t set to close until 2021.

The following communication was shared by ELM on its LinkedIn, Facebook, Twitter and Instagram pages on December 11, 2020:

Electric Last Mile Solutions @ELMSolutions · Dec 11, 2020

electriclastmile.com/wp-content/upl...
#SPAC #merger #electriclastmile #electriclastmilesolutions #leadthechange #lastmiledelivery #urbandelivery #efficientbynature

ELECTRIC LAST MILE, INC. TO LIST ON NASDAQ THROUGH MERGER WITH FORUM MERGER III CORP.

* * *

Important Information About the Business Combination and Where to Find It

In connection with the proposed business combination with ELMS, Forum filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (“SEC”) and intends to file a definitive proxy statement with the SEC. Forum’s stockholders and other interested persons are advised to read the preliminary proxy statement and any amendments thereto and, when available, the definitive proxy statement, in connection with Forum’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination, because these documents contain important information about Forum, ELMS and the proposed business combination. When available, the definitive proxy statement for the proposed business combination will be mailed to stockholders of Forum as of a record date to be established for voting on the proposed business combination. Forum’s stockholders may also obtain a copy of the preliminary proxy statement and the definitive proxy statement, once available, as well as other documents filed with the SEC by Forum, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Forum Merger III Corporation, 1615 South Congress Avenue, Suite 103, Delray Beach, FL 33445. The information contained on, or that may be accessed through, the websites referenced in this filing is not incorporated by reference into, and is not a part of, this filing.

Participants in the Solicitation

Forum and its directors and executive officers may be considered participants in the solicitation of proxies with respect to the business combination. Information about the directors and executive officers of Forum and a description of their interests in Forum are set forth in the preliminary proxy statement, which was filed on February 16, 2021 with the SEC, and definitive proxy statement, when it is filed with the SEC, in connection with the proposed business combination. These documents can be obtained free of charge from the sources indicated above.

ELMS and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Forum in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the business combination are set forth in the preliminary proxy statement, which was filed on February 16, 2021 with the SEC, and definitive proxy statement, when it is filed with the SEC, in connection with the proposed business combination. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This filing shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination. This filing shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This filing includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forum’s and ELMS’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Forum’s and ELMS’s expectations with respect to future performance and anticipated financial impacts of the previously announced business combination of Forum and ELMS (the “business combination”), the satisfaction of the closing conditions to the business combination, the size, demands and growth potential of the markets for ELMS’s products and ELMS’s ability to serve those markets, ELMS’s ability to develop innovative products and compete with other companies engaged in the commercial delivery vehicle industry and/or the electric vehicle industry, ELMS’s ability to attract and retain customers, the estimated go to market timing and cost for ELMS’s products, the implied valuation of ELMS and the timing of the completion of the business combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside Forum’s and ELMS’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement and plan of merger (“Merger Agreement”) relating to the business combination or could otherwise cause the business combination to fail to close; (2) the inability of ELMS to (x) execute the transaction agreements for the Carveout Transaction (as defined below) that are in form and substance acceptable to Forum (at Forum’s sole discretion), (y) acquire a leasehold interest or fee simple title to the Indiana manufacturing facility or (z) secure key intellectual property rights related to its proposed business; (3) the outcome of any legal proceedings that may be instituted against Forum or ELMS following the announcement of the business combination; (4) the inability to complete the business combination, including due to failure to obtain approval of the stockholders of Forum or other conditions to closing in the Merger Agreement; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the business combination; (6) the inability to obtain the listing of the common stock of the post-acquisition company on the Nasdaq Stock Market or any alternative national securities exchange following the business combination; (7) the risk that the announcement and consummation of the business combination disrupts current plans and operations; (8) the inability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the business combination; (10) changes in applicable laws or regulations; (11) the possibility that ELMS may be adversely affected by other economic, business, and/or competitive factors; (12) the impact of COVID-19 on the combined company’s business; and (13) other risks and uncertainties indicated from time to time in the proxy statement filed relating to the business combination, including those under the “Risk Factors” section therein, and in Forum’s other filings with the SEC. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that Forum and ELMS consider immaterial or which are unknown. Forum and ELMS caution that the foregoing list of factors is not exclusive. Forum and ELMS caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. ELMS is currently engaged in limited operations only and its ability to carry out its business plans and strategies in the future are contingent upon the closing of the proposed business combination. The consummation of the business combination is subject to, among other conditions, (i) the execution and effectiveness of transaction agreements by ELMS with SF Motors, Inc. (d/b/a SERES) (“SERES”), including as contemplated by the term sheet entered into by ELMS and SERES, that are each in form and substance acceptable to Forum (at Forum’s sole discretion), (ii) the acquisition by ELMS of a leasehold interest or fee simple title to the Indiana manufacturing facility prior to the business combination, and (iii) the securing by ELMS of key intellectual property rights related to its proposed business (collectively, the “Carveout Transaction”). All statements herein regarding ELMS’s anticipated business assume the completion of the Carveout Transaction. Forum and ELMS do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.